Exhibit 4.2
SAP SHARE MATCHING PLAN
Terms of the Plan

Preamble
(1)	SAP AG has, now and in the past, given executives and employees the chance, through various share-based plans, to profit from the Company’s success in business and growth in corporate value. The aims of any share-based compensation plan that includes long-term incentive and risk elements are to offer participants a special incentive to achieve sustained value growth for SAP AG, to reinforce participants’ commitment and allegiance to the companies in the SAP Group by rewarding future loyalty, and to encourage employees to also become engaged, long-term shareholders.

(2)	In pursuit of those aims, it is intended that this SAP AG Share Matching Plan (“SMP”) will offer to executives and employees of SAP AG and its affiliates in the meaning of the German Stock Corporation Act, section 15 (“Group Companies”), the opportunity to buy shares of SAP AG (“Investment Shares”) and to obtain related bonus shares (“Matching Shares”) on the terms below.
(3)	For this purpose, the SMP enables SAP AG and Group Companies to offer subsidized Investment Shares at a discounted price to their executives and employees, and entitles each such plan participant later to obtain at no cost one (1) Matching Share to match every three (3) Investment Shares, provided the plan participant does not alienate those Investment Shares during a period (“Lock-In Period”) of three (3) years. The foregoing notwithstanding, Members of Senior Leadership Team of

SAP AG and of Group Companies are entitled under the plan terms below to buy undiscounted Investment Shares and after the Lock-In Period to obtain (2) Matching Shares to match every three (3) Investment Shares.

(4)	There is a new tranche (“Plan Tranche”) in the SMP every year, and offers of Investment Shares (each such offer being an “Offer” herein) are made in connection with each Plan Tranche.

(5)	The following plan terms contain the provisions governing the SMP and set out the requirements, conditions, and procedures that apply to every Offer of Investment Shares made by SAP AG or any Group Company participating in the SMP.
Article 1
Shares Offered
Each share offered under this SMP should be a voting, dividend-bearing, no-par bearer share of SAP AG listed on the stock exchange at Frankfurt am Main, Germany, and identified as ISIN DE 0007164600 and WKN 716460 (“SAP Stock”). If new shares that increase capital are issued with a different dividend entitlement, those new shares may be SAP Stock with different identification numbers.
Article 2
Execution of the SMP
(1)	The Executive Board of SAP AG resolves at its own discretion to issue any Plan Tranche for the SMP (the day on which it so resolves is referred to below as the “Resolution Day”). The SAP AG Executive Board’s resolution in respect of any Plan Tranche will address all of the following matters (and may also address other matters):
a)	The issuance of the Plan Tranche and the participating Group Companies;

b)	The executives and employees or the classes of executives and employees to whom an Offer under that Plan Tranche is to be made;

c)	When the Offer is to be made under that Plan Tranche and how long the Offer is to remain open for acceptance (“Offer Validity Period”); provided, that the Offer Validity Period shall end in the calendar year in which the Resolution Day occurs;

d)	The Plan Tranche budget for the SAP Stock to be issued to all plan participants;

e)	Whether the SAP Stock is to be treasury shares or new shares that increase capital;

f)	Criteria for determining the maximum number of Investment Shares that each person eligible to participate may buy; the criteria may include, among others, defined salary bands or a percentage of the eligible persons gross salary in the previous year;

g)	The method of determining the purchase price, or the actual purchase price, and any discount on Investment Shares;

h)	The date by which payments from persons eligible to participate must be completed (“Closing Date”); provided, that the Closing Date shall occur in the same calendar year as the Resolution Day.

(2)	The SAP AG Executive Board can decide different terms for certain countries or Group Companies. The appropriate board or the management of each participating Group Company must make all necessary statements and declarations and take the steps required by applicable law to implement the Plan Tranche concerned for the plan participants in that participating Group Company.

(3)	The matters resolved in respect of a Plan Tranche and the associated Offer (including but not limited to matters specific to a country) are incorporated by reference into the terms of the Offer. In particular, if an executive or employee is subject to US tax within the calendar year of an Offer or subsequently as a plan participant may be subject to US tax due to a transfer within the SAP Group or for any other reason, the Terms of the Plan considering country-specific US-conditions (“US-Addendum”) are applicable as provided therein. The terms of the Offer may vary from Plan Tranche to Plan Tranche.

(4)	Executives and employees with an employment contract with SAP AG receive their Offers from SAP AG. The participating Group Companies make their Offers to executives and employees who are in their employment or who are appointed to their boards, as the case may be, on terms resolved by the SAP AG Executive Board. Divergent to the foregoing, executives and employees of participating Group Companies receive their Offers from SAP AG in case this is required or appropriate due country specific matters, in particular regarding any registration procedures or any other reasons.
(5)	If a plan participant’s employment contract with SAP AG or, as the case may be, a plan participant’s employment contract or board appointment contract with the Group Company that made the Offer is ended after the beginning of the Offer Validity Period or during the Lock-In Period of the Plan Tranche and the plan participant enters into a new employment contract or board appointment contract with another Group Company or with SAP AG or the plan participant is transferred to another Group

Company or to SAP AG, then SAP AG if it originally made the Offer or the Group Company that originally made the Offer remains liable to that plan participant on the Offer.
(6)	All Offers made pursuant to the SMP are distinct from and neither incorporate nor are incorporated in employment contracts or board appointment contracts, and the SMP is a voluntary benefit offered by SAP AG or another Group Company. No series of Offers or repeated Offers under the SMP can be construed as giving rise to a right of any executive or employee to continuing or subsequent Offers or any equivalent benefit in the future (reservation of employer’s discretion regarding voluntary benefits).
Article 3
Persons Eligible to Participate
(1)	In its resolution in respect of the issuance of a Plan Tranche, the SAP AG Executive Board determines which executives and employees or classes of executives and employees are eligible, regardless of whether they are employed by SAP AG or by a participating Group Company, or whether they are members of a board of a Group Company. Eligibility is restricted to executives and employees who at the beginning of the Offer period in question have for not less than seven (7) clear calendar months (the “Qualifying Period”) continuously had an employment contract with SAP AG that has not been terminated by either side or an employment contract or board appointment contract with a participating Group Company that has not been terminated by either side and who have not entered into a termination agreement with respect to their employment contract or board appointment contract at the beginning of the Offer period in question. Only full calendar months count toward the Qualifying Period. The members of the SAP AG Executive Board are not eligible to participate in the SMP.
(2)	The foregoing provisions notwithstanding, SAP AG or the participating Group Company may determine at its own discretion the eligibility status of an executive or employee for a Plan Tranche.
Article 4
Offer to Participate in the SMP
(1)	Persons eligible to participate receive the SMP Offer of Investment Shares and free Matching Shares on the terms below.

(2)	The Offer to participate in the SMP is made subject to the resolution made once a year by the SAP AG Executive Board concerning the issuance of a Plan Tranche by SAP AG or by the Group Company, as the case may be and subject to article 2 (4), with whom the person eligible to participate has an employment contract or board appointment contract at the beginning of the Offer Validity Period.
Article 5
Offer Validity Period
(1)	The Offer of Investment Shares can be accepted by persons eligible to participate only during and before expiration of the defined Offer Validity Period.

(2)	The SAP AG Executive Board defines the Offer Validity Period every year in its resolution concerning the issuance of the Plan Tranche.

Article 6
Voluntary Nature of Participation
(1)	Participation in the SMP is voluntary for and is at the sole discretion of all persons eligible to participate.

(2)	A decision not to participate in the SMP has no negative consequences for the board position or employment of the person eligible to participate. Participation in the SMP is distinct from and neither incorporates nor is incorporated in employment contracts or board appointment contracts.
Article 7
Notice of Acceptance
(1)	Contracts for Investment Shares are concluded where persons eligible to participate give notice of acceptance of the individual Offer concerned and the notice of acceptance is received within the Offer Validity Period. Notice of acceptance must be given using the administration platform provided on the Internet or a call center. Notice of acceptance also concludes a separate trust or custody agreement as set out in article 12 below. Notices of acceptance received after the end of the Offer Validity Period are ineffective.

(2)	Before the expiration of the Offer Validity Period, a person entitled to participate can use the administration platform provided on the Internet or a call center to revoke a notice of acceptance that has been received before the expiration of the Offer Validity Period. On expiration of the Offer Validity Period, notice of acceptance becomes irrevocable and binding on the plan participant. When notice of acceptance becomes effective, the plan participant becomes bound by a personal obligation to pay the purchase price for the Investment Shares.
Article 8
Minimum and Maximum Numbers of Investment Shares Bought
(1)	The plan participant’s acceptance must be in respect of a certain number of the Investment Shares offered. The plan participant may accept fewer Investment Shares than offered, but the number of shares bought must be divisible by three (3). If the plan participant decides to participate, the lower limit number of Investment Shares that a plan participant can buy is three (3).

(2)	The upper limit number of Investment Shares that a Member of Senior Leadership Team can buy is determined by reference to a percentage of the target annual bonus (current on December 31 in the year before the Plan Tranche in question) for 100% target achievement. For all other plan participants, the upper limit number of Investment Shares that can be bought depends on the plan participant’s gross basic annual salary (determined on December 31 in the year before the Plan Tranche in question) and is subject to any applicable local rules. For part-time employees, it is the gross pro rata temporis salary determined on December 31 in the year before the Plan Tranche in question that counts. The SAP AG Executive Board determines the specific details for each Plan Tranche.

(3)	The plan participant can buy Investment Shares only within the limits set out above. If the number of Investment Shares in the acceptance notice is not divisible by three (3), it is rounded down to the next number of shares that is divisible by three (3).

Article 9
Purchase Price and Discount; Applicable Stock Price
(1)	The purchase price for one Investment Share is the arithmetic mean, calculated to two (2) decimal places, of the closing prices (using closing auction prices) of SAP Stock in the XETRA trading system (or its successor system) on the Frankfurt Stock Exchange on the fifth (5th) to the first (1st) (inclusive) trading days on the Frankfurt Stock Exchange before the SAP AG Executive Board’s resolution on the terms for the Plan Tranche in question on the Resolution Day.

(2)	The SAP AG Executive Board determines the purchase price accordingly for each Plan Tranche in its resolution pursuant to article 2 (1) herein.

(3)	All plan participants except Members of Senior Leadership Team can buy the Investment Shares offered to them at a discount that is determined by the Executive Board. (Both the price so discounted and the purchase price for Members of Senior Leadership Team are referred to as “Purchase Price” hereinbelow.)

(4)	The Purchase Price is in euros. For plan participants with an employment contract or board appointment contract outside the Economic and Monetary Union of the European Union, the Purchase Price is translated into the appropriate national currency. The exchange rate used for translation is the European Central Bank euro foreign exchange reference rate for the last day on which a reference rate is published before the Resolution Day.
(5)	If the price (closing auction price) of SAP Stock in the XETRA trading system (or an appropriate successor system) on the Frankfurt Stock Exchange on the last trading day before expiration of the Offer Validity Period is more than 20% less than the Purchase Price determined on the

Resolution Day, the Purchase Price is amended as follows: The amended Purchase Price for one Investment Share is the arithmetic mean, calculated to two (2) decimal places, of the closing auction prices of SAP Stock in the XETRA trading system (or an appropriate successor system) on the Frankfurt Stock Exchange on the last five (5) trading days before expiration of the Offer Validity Period. However, if the Purchase Price thus amended is greater than the Purchase Price originally determined, the applicable amended Purchase Price is the arithmetic mean, calculated to two (2) decimal places, of the closing auction price of SAP Stock in the XETRA trading system (or an appropriate successor system) on the Frankfurt Stock Exchange on the last trading day before expiration of the Offer Validity Period, and the original Purchase Price.
Article 10
Settlement of Purchase
(1)	The product of the Purchase Price and the number of Investment Shares accepted is the total price payable by the plan participant (“Total Price”). As far as possible and as far as the law permits, the Total Price is settled through the payroll by being withheld, on an after-tax basis, from salary payable to the plan participant before the Closing Date.

(2)	To this end, money may be withheld once or more than once before the Closing Date. The plan participant agrees that salary payments may on occasion fall below the statutory monthly minimum.

(3)	In special cases, SAP AG or a participating Group Company may accept a different means of payment from the plan participant.
(4)	The purchase of Investment Shares is subject to the condition precedent that plan participant pays the Purchase Price. In the first instance, only as many Investment Shares are purchased as are covered by withheld salary or other payments by the plan participant on or before the Closing Date. If on the Closing Date the Total Price is not covered by such payments, the plan participant remains liable on the balance. The notice of acceptance remains effective and enforceable in respect of the balance of the Investment Shares not covered by withheld salary or other payments. SAP AG and participating Group Companies reserve the right to rescind in respect Investment Shares not covered by withheld salary or other payments.
(5)	Plan participants will be informed locally of any matters relating to payroll and the payment procedure that are specific to the country or to the Group Company.
Article 11
Transfer of Investment Shares
SAP AG or a third party will transfer to the securities deposit account managed by the plan administrator the Investment Shares bought by plan participants in the SMP; such transfer shall occur on, or as soon as possible after, the Closing Date, and not later than the 15th day of the third (3rd) month after the Closing Date.
Article 12
Plan Administration; Securities Deposit Account
(1)	SAP AG has instructed a service provider to act as SMP plan administrator; the initial plan administrator is UBS Deutschland AG. In this connection, the plan administrator also provides trustee and securities account services in relation to the SAP Stock that the SMP requires to be transferred.
(2)	All SAP Stock bought in the SMP by plan participants is transferred to and registered in one single securities account (“Securities Deposit Account”) held in trust by the plan administrator.

(3)	For this purpose, each plan participant’s notice of acceptance of the Offer is associated with a separate trust or custody agreement to be made between the plan participant and the plan administrator in the form annexed to these plan terms or as otherwise provided by SAP AG or the participating Group Company. That agreement is required for the transfer of the SAP Stock and it arises between the plan participant and the plan administrator when the plan participant accepts the plan terms by giving notice of acceptance of the Offer.

(4)	At the time of adoption of these plan terms, it is not possible for a plan participant or a plan participant’s personal representative or successor in title to give to the plan administrator instructions for the purpose of managing income for tax efficiency.

(5)	If SAP AG’s contract with the plan administrator for administration of the SMP ends in circumstances where the SMP continues, SAP AG will make arrangements for appropriate services to be provided by another plan administrator that SAP AG will instruct at its sole discretion. In such circumstances, the plan participant must give all notices and take all steps necessary to end the trust or custody agreement and appoint a new plan administrator.

(6)	The procedures specified above and in article 19 may be altered and other procedures established by SAP AG for a particular group of participants, as necessary or advisable for tax or other reasons.

Article 13
Lock-In Period
(1)	All Investment Shares bought in the SMP are subject to a Lock-In Period of three (3) years, during which plan participants cannot alienate Investment Shares or create any security interest in or encumbrance on Investment Shares except as may be necessary for the proper administration of the plan.

(2)	The Lock-In Period begins on the Resolution Day and ends after three years at the end of the day that corresponds in name or number (in the meaning of the German Civil Code, sections 187, 188) to the Resolution Day.

(3)	There is no effect on the Lock-In Period of the Plan Tranche if a plan participant’s employment contract or board appointment contract with SAP AG or the Group Company that made the Offer is ended during that Lock-In Period and the plan participant immediately enters into a new employment contract or board appointment contract with another Group Company or with SAP AG or the plan participant is immediately transferred to another Group Company or to SAP AG.
Article 14
The Right to Dividend and Other Shareholder Rights and Duties
During and After the Lock-In Period
(1)	During the Lock-In Period, the plan participant is entitled without restriction to the dividend and voting rights associated with the Investment Shares the plan participant bought.

(2)	The plan administrator transfers the dividend as provided in the trust or custodial agreement to an account specified by the plan participant or the dividend is handled as appropriate under local conditions.

(3)	Subject to applicable restrictions on insider transactions and subject to the provisions of the SAP insider regulations, on expiration of the Lock-In Period the plan participant can transfer the SAP Stock from the Securities Deposit Account to a personal securities account or otherwise dispose of it direct from the Securities Deposit Account.
Article 15
Entitlement to Matching Shares
(1)	The SMP entitles plan participants to obtain Matching Shares as follows:
a)	In addition to every three (3) of their Investment Shares, executives (not including Members of Senior Leadership Team) and employees of SAP AG and of participating Group Companies can obtain one (1) free Matching Share.

b)	In addition to every three (3) of their Investment Shares, Members of Senior Leadership Team can obtain two (2) free Matching Shares.
(2)	The entitlement of all plan participants to obtain Matching Shares is subject to the fulfillment of the following conditions throughout the Lock-In Period:
a)	Subject as otherwise provided below in articles 16 and 17, the plan participant is continuously in the employment or serving on a board of SAP AG or another Group Company under a contract that has not been terminated by either side.

b)	The plan participant continuously holds an appropriate number of Investment Shares in the Securities Deposit Account of the appropriate plan administrator during the Lock-In Period.

c)	The plan participant is not in breach of any applicable plan term.
Article 16
Termination or Change of Employment or Board Membership
During the Lock-In Period of a Plan Tranche
(1)	All entitlement of the plan participant to Matching Shares is extinguished without notice or liability if the plan participant terminates the employment contract or board appointment contract and the termination is not occasioned by any act or omission of SAP AG or the participating Group Company, or if SAP AG or the participating Group Company terminates without notice for just cause, or with notice for behavior-related reasons, or in connection with a termination agreement, or if the term of the plan participant’s temporary contract expires. The Lock-In Period for Investment Shares ends at the end of a plan participant’s employment contract or board appointment contract.
(2)	If the employment contract or board appointment contract is terminated by SAP AG or the participating Group Company without just cause, or for operational reasons, or where the plan participant retires (in accordance with applicable law or, in the absence of applicable law, in accordance with the rules of the Group Company concerned), or where the plan participant becomes permanently unable to work or dies, the plan participant’s or the plan participant’s estate’s entitlement to Matching Shares is unreduced at the expiration of the full Lock-In Period in article 13 (1) and in such cases the Lock-In Period continues unaltered in respect of the Investment Shares and applies against the plan participant’s estate if the plan participant has died.
(3)	This is without prejudice to the provisions in article 13 (3). In all other respects the provisions in article 18 apply.
Article 17
Corporate Restructuring
(1)	The rights of a plan participant in the SMP are not affected by divestiture in a restructuring action (for example, by sale or otherwise) from the SAP Group of the participating Group Company or the division, plant, or other unit in the SAP Group for which the plan participant works under an employment contract or board appointment contract if immediately after the restructuring action takes effect the plan participant continues to work for SAP AG or (another) Group Company under an employment contract or board appointment contract.

(2)	If the plan participant does not continue to work for SAP AG or an(other) Group Company under an employment contract or board appointment contract after the restructuring action and the plan participant thus leaves the SAP Group before the end of the Lock-In Period, the plan participant is entitled only to the reduced number of Matching Shares that stands in proportion to full entitlement as the actual length of the Lock-In Period up to the time the restructuring action takes effect stand to the three (3) years of the original Lock-In Period. If the resultant number of Matching Shares is not an integer, it is rounded up to the next integer. In all other respects the provisions in article 18 apply mutatis mutandis.

Article 18
End of the Securities Deposit Account Facility
(1)	If a plan participant leaves the SAP Group as a result of a restructuring action or on termination of the plan participant’s employment contract or board appointment contract in the circumstances in article 16 (1), the plan participant must dispose of or if possible transfer from the Securities Deposit Account to a private securities account all of the SAP Stock managed by the plan administrator within the period three (3) months after the restructuring action takes effect or, as the case may be, after the end of the contract. If that is not done, the plan administrator will sell all of the SAP Stock at market value without delay on behalf of the plan participant or the plan participant’s successor and transfer the proceeds less costs of sale to the plan participant’s last known salary account and such transfer is in full and final satisfaction. If it is not possible to effect the transfer to an account, SAP AG or the remaining Group Company, as the case may be, will in accordance with the German Civil Code, section 195, hold the proceeds of sale in trust until the end of the statutory three-year time bar that commences at the end of the calendar year in which the contract ended and thereafter title passes to SAP AG or the remaining Group Company, as the case may be.

(2)	If a plan participant leaves the SAP Group in the circumstances in article 16 (2), the arrangements in section (1) in this article apply with effect from the expiration of the Lock-In Period. Where the plan participant retires or becomes permanently unable to work or dies, the period within which the plan participant or the plan participant’s personal representative or successor in title must dispose of or transfer the SAP Stock is nine (9) months and not the period provided in section (1) in this article.
(3)	The arrangements in section (1) in this article also apply if SAP AG ends the SMP or ends the appointment of the plan administrator without replacement, except that the period in section (1), sentence 1, is always three (3) months from the time SAP AG gives notice thereof.
Article 19
Satisfaction of Entitlement to Matching Shares
(1)	A plan participant’s entitlement to Matching Shares from SAP AG or participating Group Companies is satisfied by the transfer by SAP AG or by an agent appointed by SAP AG of the appropriate quantity of SAP Stock to the plan participant.

(2)	The Matching Shares are transferred by SAP AG or its agent to the plan administrator’s Securities Deposit Account as soon as possible, that is generally not more than ten (10) banking days, after the end of the Lock-In Period, and not later than the 90th day after the end of the Lock-in Period.

(3)	After that transfer the Matching Shares are freely disposable and are not subject to any Lock-In Period. The plan participant can at any time instruct the plan administrator to transfer the Investment Shares (after expiration of the Lock-In Period) or the Matching Shares to the plan participant’s own securities account. If the Investment Shares and Matching Shares continue to be held in the Securities Deposit Account, the shareholder rights must be exercised as provided in the German Stock Corporation Act, the Articles of Incorporation of SAP AG, and the trust agreement annexed to these plan terms.

Article 20
Reservation of Right to Pay Cash
(1)	SAP AG reserves the right to satisfy plan participants’ entitlements to Matching Shares with a cash payout (in euros or local currency) to the plan participant instead of delivering SAP Stock.

(2)	The cash payout is calculated on the basis of the closing price of SAP Stock in the XETRA trading system (or an appropriate successor system) on the Frankfurt Stock Exchange on the first trading day after expiration of the Lock-In Period and is paid direct to the plan participant after deduction of applicable taxes and social insurance contributions.
Article 21
Amendments for Events Occurring Between Plan Participants’
Buying Investment Shares and Obtaining Matching Shares
(1)	If during the time between transfer of the Investment Shares and transfer of the Matching Shares SAP AG increases its issued capital stock by issuing new shares to which shareholders have preemptive rights or issues convertible bonds or stock options carrying rights to convert or subscribe to SAP Stock, the SAP AG Executive Board reserves the right at its own discretion to make a compensating amendment to these plan terms to the effect that as far as possible each plan participant’s interest immediately after the event is equivalent to that plan participant’s interest immediately before the event.

(2)	Plan participants do not, however, have any right to a compensating amendment to these plan terms.

Article 22
Withholding of Taxes and Deductions; Costs
(1)	To the extent permitted by law and subject to any applicable tax adjustment policy, all taxes, social security contributions, and other imposts arising in connection with the purchase or issuance of Investment Shares: the transfer, or the lapse of service conditions on the transfer, of free Matching Shares; any income or gain attributable to Investment Shares or Matching Shares or the disposal of those shares are borne exclusively by the plan participants or their successors in title.

(2)	Taxes and contributions payable in connection with participation in the SMP are withheld by SAP AG or the participating Group Company concerned as the employer in accordance with the requirements of the law. Amounts to be withheld are deducted from the salary or other amounts payable to the plan participant. If amounts available to be withheld are insufficient to settle the outstanding tax and contribution liability or if for other reasons sufficient funds can no longer be withheld (for example, if the plan participant has already left), the plan participant or the plan participant’s estate must settle the liability with SAP AG or the participating Group Companies by other means. The plan participant or the plan participant’s estate may elect to settle any tax and contribution liability arising at the expiration of the Lock-In Period with the proceeds of an immediate sale of some or all of the Matching Shares. In the latter case, any proceeds of sale exceeding the amount needed to settle the outstanding tax and contribution liability will be transferred with any remaining Matching Shares to the plan participant or the plan participant’s estate.
(3)	All costs arising in connection with acquiring Investment Shares and Matching Shares, transferring them to plan participants, their administration in the Securities Deposit Account for the SMP, and the

general management of the SMP are borne by SAP AG or by the participating Group Companies for their respective plan participants. The foregoing provision also applies if there is a change of plan administrator, but it does not apply to costs and fees in connection with selling or transferring plan participants’ SAP Stock held in the plan administrator’s Securities Deposit Account.
Article 23
Information for Plan Participants; Risks
(1)	Each plan participant receives from the plan administrator an annual statement of shares held in the SMP and a statement of each transaction with SAP Stock. (Annual statements and transaction statements are generally provided on the Internet platform.) Plan participants without access to the Internet platform receive them by mail. To facilitate correspondence by mail, the plan participant undertakes to notify SAP AG or the plan participant’s participating Group Company, as the case may be, and the plan administrator, of all changes of the plan participant’s address and bank details.

(2)	The purchase of Investment Shares in the SMP does not give rise to any right on the part of the plan participate to the making or continuation of an employment contract or board appointment contract and does not in any way prejudice any right of the plan participant, of SAP AG, or of a Group Company to end any employment contract or board appointment contract in accordance with the contract or the law.

(3)	The plan participant acknowledges that the purchase of stock carries risks including but not limited to the risk that the value of the stock may decline and the associated risk that some or all of the capital invested by the plan participant may be lost.

Article 24
Miscellaneous Provisions
(1)	If any provision in these plan terms is or becomes ineffective or unenforceable in whole or in part the other provisions remain unaffected. Where there is a lacuna by reason of the ineffectiveness or unenforceability of a provision in these plan terms an appropriate additional provision reflecting the interests of the parties is implied.

(2)	The SAP AG Executive Board reserves the right to amend these plan terms at any time. However, no amendment to the plan terms affects any right or duty of the plan participant that was effective before the amendment unless the plan participant agrees to the amendment or the amendment is necessary to comply with the law.

(3)	The proper law applying to the SMP and all related terms and agreements is German law subject to the exclusion of the rules of private international law.

(4)	The proper place of jurisdiction is the competent German court.

(5)	The plan terms are in the German language. Any version in any other language is only a translation. Only the German applies if there is any question of construction or any difference between the German and a translation.
US-Addendum
In accordance with article 2 (3) of the SAP Share Matching Plan, notwithstanding the conditions of the above Terms of the Plan the following country-specific US-conditions (“US-Addendum”) are applicable to plan participants who may be subject to US tax and replace the respective articles to the extent provided below. It is intended that this US-Addendum shall apply whenever the above Terms of the Plan would otherwise result in the inclusion in the gross income of any participant under section 409A(a)(1)(A)(i) of the United States Internal Revenue Code of any amount because of a failure of the above Terms to satisfy the requirements referred to in that clause, determined as if the participant’s benefits were fully vested. Without limiting the generality of the foregoing, this US-Addendum shall apply (beginning on the earliest applicable date) as follows:
a)	beginning on any Resolution Date, with respect to any plan participant: (i) who is a US citizen or permanent resident on any Resolution Date; (ii) who was a US resident alien in any of the three consecutive taxable years immediately preceding the taxable year in which the respective Resolution Date occurs, unless SAP AG or the Group Company determines, in its sole discretion, that such participant is unlikely to be a US citizen or resident in the taxable year in which the respective Resolution Date occurs; or (iii) who is currently performing services for SAP AG or any Group Company within the US, unless SAP AG or the Group Company determines, in its sole discretion, that such participant is unlikely to be taxed in the US on any compensation for services performed in the US during the Lock-In Period;

b)	beginning on the last day of the plan participant’s first taxable year (ending after any Resolution Date) in which the participant is a US resident alien; or

c)	beginning on the first day (after any Resolution Date) on which the plan participant performs services for SAP AG or any Group Company within the US, unless SAP AG or the Group Company determines, in its sole discretion, that such participant is unlikely to be taxed in the US on any compensation for services performed in the US during the Lock-In Period.
Any determination made by SAP AG or the Group Company under the this US-Addendum shall be reflected in writing not later than the date on which the US-Addendum would otherwise become applicable. For the avoidance of doubt, unless SAP AG or the Group Company making an Offer and the affected plan participant otherwise agree in writing, the US-Addendum shall apply under the particular circumstances listed without regard to whether it would apply under the general rule stated above.

It is intended that a plan participant’s right to Investment Shares, or any income or gain attributable thereto, shall not constitute a deferral of compensation within the meaning of section 409A of the United States Internal Revenue Code.

Application of Short-Term Deferral Exception to Matching Shares
a)	Calculation of Matching Shares Upon Termination of Participation Before the End of the Lock-in Period. Notwithstanding any other provision of the Plan to the contrary, in the event a plan participant terminates employment with SAP AG or any other Group Company for the reasons set forth in Articles 16.2 and 17 or his or her Matching Shares become fully vested and no longer subject to a substantial risk of forfeiture before the end of the Lock-in period and would have otherwise been entitled to a distribution if he or she had remained a participant in the plan until the end of the Lock-in period, then the plan participant shall be entitled to a proportional amount of Matching Shares as calculated in this paragraph. The proportional amount shall be calculated by multiplying the applicable amount of Matching Shares by the period of the plan participant’s employment during the Lock-in period over the total three (3) year Lock-in period. If the resulting number of Matching Shares is not a whole number, it shall be rounded up to the next whole number.

b)	Timing of Distributions. Notwithstanding any other provision of this SMP to the contrary, to the extent that Matching Shares or any other benefit under this SMP are deemed to constitute a deferral of compensation within the meaning of section 409A of the United States Internal Revenue Code, including (but not limited to) the provisions of Articles 13, 14, 15, 16, 17, 18, 19 and 20 of the SMP, all Matching Shares to which the participant is entitled pursuant to any Article of this SMP (as modified by this US-Addendum, as applicable) shall be transferred to the plan participant as soon as possible, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the plan participant’s first taxable year in which the right to the Matching Shares is fully vested and no longer subject to a substantial risk of forfeiture. The payment of Matching Shares pursuant this US-Addendum shall comply with the short-term deferral rules under Treasury Regulations section 1.409A-1(b)(4).

Trust and Custody Agreement
[version attached as a schedule to the Plan]
Between [person eligible to participate in the Plan]
- hereinafter the “Trustor” -
and
UBS Deutschland AG, Bockenheimer Landstr. 2-4, 60306 Frankfurt am Main, Germany - hereinafter the “Trustee” —
the Trustor and the Trustee hereinafter together the “Parties”
Capitalized terms used in this Trust and Custody Agreement (“Agreement”) and not defined herein shall have the meanings ascribed to them in the “SAP Share Matching Plan” of SAP AG, Walldorf (“Company”), as approved by resolution of the Company’s Management Board dated August 20, 2010 (“Plan”).
Preamble
The Company or, as the case may be, a Group Company (the Company and all Group Companies collectively: “Group”), offers to the Trustor to purchase Investment Shares and to receive Matching Shares under the Plan.
The Trustee has been commissioned by the Company, acting on behalf of the Company and all Group Companies, with the task of administering the Plan as well as any Shares acquired or received by the Trustor within the context of the Plan and held in the Custody Account, as determined below.
To this end, the Parties establish a trust and custody relationship in order to authorize and regulate the exercise by the Trustee of the ownership rights and certain shareholders’ rights, and to regulate the Parties’ respective rights and obligations, in respect of Shares acquired or received under the Plan by the Trustor as follows:
1.	Conclusion of the Agreement
1.1	This Agreement shall be validly concluded when the Trustor submits — via EquatePlus or via the call center operated by or on behalf of the Trustee — for the first time the notice of acceptance for the acquisition of Investment Shares during the Offer Validity Period of the applicable Tranche in accordance with the terms and conditions of the Plan.

1.2	Notwithstanding Section 1.1 above, however, the Agreement shall not enter into effect, if the Trustee is prevented from entering into the Agreement by law (e.g. relating to anti-money-laundering or terror-financing).

1.3	Generally, purchase or sales orders shall be submitted to the Trustee electronically, i.e. via EquatePlus (as defined below). Purchase or sales orders may also be submitted orally by using the call center operated by or on behalf of the Trustee. However, on a case-by-case basis, the Company or a Group Company may also arrange for the submission of purchase or sales orders in writing.

1.4	The Trustor acknowledges to have received, prior to the conclusion of this Agreement, the Important Information for Plan Participants on Banking Business by way of Distance Contracts with the Trustee in text form, as required by § 312 c and § 312 e of the German Civil Code.
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2.	Establishment of the Trusteeship / Authorization of the Trustee
2.1	The Trustor hereby authorizes the Trustee to keep in custody the Shares he/she purchased or has been granted under the Plan, subject to delivery of such Shares to the Trustee. Therefore, the Trustor hereby authorizes and instructs the Trustee to open a custody account in the Trustee’s own name (“Custody Account”) and to hold all Shares purchased or received now or in the future by the Trustor under the Plan for custody therein, together with the Shares purchased or received now or in the future by other persons eligible to participate in the Plan and kept in custody by the Trustee acting as trustee of such other persons. Shares of the Trustor held in the Custody Account are referred hereinafter as “Trust Shares” (irrespective of whether deemed Investment or Matching Shares under the Plan). The Trustor remains the legal owner of his/her respective Trust Shares and this Agreement and, in particular, the authorizations granted to the Trustee hereunder, shall by no means adversely affect the Trustor’s title to such Trust Shares. In addition, the Trustee will set up a trust deposit clearing account for purposes of administering payments in connection with the Shares and/or the Plan, in particular purchase prices received from sales of the Trust Shares and of Shares purchased or received now or in the future by other persons eligible to participate in the Plan (“Trust Deposit Clearing Account”).

2.2	As soon as reasonably practicable after each delivery of Shares purchased or received under the Plan to the Custody Account, the Trustee shall inform the Trustor via EquatePlus about both the number of Trust Shares credited to the Custody Account in favor of the Trustor in connection with the current transfer and the aggregate number of Trust Shares held in the Custody Account in favor of the Trustor.

2.3	The Trustor undertakes to make any declarations and to perform any measures required for the custody of the Trust Shares.

2.4	The Trustor hereby authorizes (ermächtigt) the Trustee pursuant to Section 185 of the German Civil Code (Bürgerliches Gesetzbuch — BGB) and instructs the Trustee
(i)	to act on behalf of the Trustor regarding the transfer of title (Übereignung) of the Trust Shares,

(ii)	to exercise on a fiduciary basis all shareholders’ rights with respect to the Trust Shares (that is to exercise and dispose of Trustors’ shareholder rights including their transfer) — except, however, for the entitlement to participate in and to exercise the voting rights arising from the Trust Shares in the Company’s annual and extraordinary shareholders’ meetings
(Ermächtigungstreuhand, trust based on authorization).
The Trustee accepts the trust and custody assignment as well as the authorization.
2.5	For the avoidance of doubt, it is clarified that the Trustor at all times remains the legal owner of the Trust Shares and that this Agreement, for purposes of US tax and Japanese law, does not constitute a “trust”, but a custodial arrangement by which the Trustee acts as custodian of the Trust Shares while the legal ownership of the Trust Shares remains with the Trustor at all times.
3.	No Representation in Shareholders’ Meetings by Trustee
The authorization of the Trustee by the Trustor does not include the participation and exercise of voting rights arising from the Trust Shares in the Company’s annual or extraordinary shareholders’ meetings. It is accordingly upon the Trustor to exercise such rights independently.
4.	Content of the Trusteeship
4.1	The Trustee undertakes to keep in custody the Trust Shares on behalf of the Trustor and to exercise the legal power transferred to it by the Trustor on a fiduciary basis in its own name, but for the benefit of the Trustor.
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4.2	The Trustee shall also collect all sums of money in connection with the Trust Shares (e.g. dividends) in his capacity of Trustee in connection with the Trust Shares and shall credit any sums received in respect to the Trust Shares or resulting from sale of rights attached thereto, e.g. proceeds from the sale of subscription rights, to the Trust Deposit Clearing Account, for further remittance to the Trustor’s personal bank account, subject to the conditions set forth in the Plan and this Agreement. For the avoidance of doubt, the Trustee credits and remits the sums of money collected in connection with the Trust Shares and the Shares purchased or received now or in the future by other persons eligible to participate in the Plan, acting in its capacity as trustee of the Trustor and such other persons eligible to participate in the Plan. The Trustor shall inform the Trustee about the details of his personal bank account by entering and, whenever necessary, updating the respective information in EquatePlus.

4.3	Subject to the Lock-In period, the Trust Shares held in the Custody Account in general are freely transferable and the Trustor may instruct the Trustee at any time to execute a transfer or sale. A transfer or sale of Investment Shares prior to the expiration of their respective Lock-In Period is generally not permitted under the Plan terms and the Trustee will not execute transfers or sales which would be in violation of the Lock-In Period, unless such transfers or sales are expressly permitted under the Plan. Transfer requests and sell orders may be made using EquatePlus or the call center operated by or on behalf of the Trustee. Subject to the Lock-In Period, the respective Trust Shares will be transferred or sold by the Trustee upon such request.

4.4	For the avoidance of doubt, the Trustee will effect transfers of any Shares and any cash amount only in accordance with applicable laws. The Trustor shall, in all respects in connection with this Agreement and the Plan, ensure that he/she always complies with his/her personal obligations arising under the respective local laws applicable to the Trustor.

5.	Obligations of the Trustee

5.1	The Trustee undertakes to refrain from any disposal and/or encumbrance (e.g. transfer/assignment, pledging, granting of usufruct, etc.) in respect of the Trust Shares without the prior consent of, or instruction from, the Trustor. The Trustee’s rights and claims under this Agreement (including the supplementary provisions referred to in Sec. 15.5) remain unaffected.

5.2	With respect to the administration of the Custody Account and the exercise of the legal power transferred to the Trustee, the Trustee shall act in accordance with the Special Conditions for Dealings in Securities and the Trustee’s Order Execution Policy, as attached to this Agreement.

5.3	The Trustee is not obligated to verify the compliance of the Trustor’s instructions with the provisions of the Plan (except for the Lock-In Period of the Investment Shares).

5.4	Subject to Section 7 and applicable tax regulations such as on tax withholdings and deductions, the Trustee undertakes to remit or pay to the Trustor any amount it receives as a result of the business activity relating to the Trust Shares (e.g. dividends, profits, any other remuneration including any proceeds from liquidation).

5.5	The Trustee shall provide the Trustor with the transaction confirmation without undue delay after each transaction relating to the Trust Shares. Transaction confirmations as well as annual account statements may be made available via EquatePlus.

5.6	The Trustee may, at its own discretion, call on the services of third parties (whether or not affiliated with the Trustee) in fulfillment of its duties, or transfer these duties to third parties, provided that it has first ensured that such third parties will observe an adequate level of confidentiality and data protection.

5.7	The Trustor acknowledges that the Trustee does not render advice on legal, tax or investment matters, and the Trustor has to obtain any such advice independently.
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6.	Trading Rules Applying to the Sale of Trust Shares
The Trustee will execute the Trustor’s orders regarding the transfer or sale of Trust Shares in accordance with the first-in-first-out principle. This means that upon execution of a transfer and/or sales order placed by the Trustor those Trust Shares will be sold and cleared from the Custody Account that the Trustor acquired first. The Trustor acknowledges that the application of the first-in-first-out principle means that those Trust Shares will be transferred or sold first which, at the time the Trustor’s transfer and/or sales order is executed, will have been purchased in the context of the oldest Plan Tranche and which, consequently, will have been deposited in the Custody Account for the longest time.
To the extent not set forth otherwise in this Agreement, the Special Conditions for Dealings in Securities and the Trustee’s Order Execution Policy shall apply (see also Sec. 15.5).
7.	Remuneration, Refund of Expenses
7.1	The Trustee shall be entitled to fees, charges, reimbursement of costs and expenses from the Trustor as set forth in this Agreement.

7.2	The Trustor shall bear all costs and expenses (e.g., stock exchange fees, broker’s fees, commissions) deriving from the sale of his/her Trust Shares held in the Custody Account (plus statutory value added tax, if applicable). Additionally, any share sale shall be charged with a fee of 0.3% of the transaction volume, i.e. the total purchase price for all shares sold in one single transaction, (plus statutory value added tax, if applicable), the minimum fee being EUR 20.00 (plus statutory value added tax, if applicable). If transaction proceeds are lower than EUR 20.00, only 0.3% of the transaction volume will be charged (plus statutory value added tax, if applicable). The fees, costs and expenses will be deducted from the proceeds of the sale prior to remittance of the cash amounts to the Trustor. The Trustee will not charge a fee for the transfer of Trust Shares to the Trustor’s personal depository account.

7.3	In addition, the Trustee shall be entitled to refund of any expenses (plus statutory value added tax, if applicable) which are incurred by the Trustee due to its proper fulfillment of this Agreement and due to individual instructions, if any, made by the Trustor, to the extent such instructions are not already covered by the functionalities of EquatePlus.

7.4	The Company’s obligations to pay remuneration and reimbursement of cost and expenses of the Trustee in relation to its services in connection with the Plan, as set forth in separate agreement between the Trustee and the Company, remain unaffected.

8.	Communication / Use of the “EquatePlus” Online Administration System

8.1	For the purposes of communication with the Trustee, the Trustee will make available to the Trustor an Internet web page set up on request of the Company with the Trustee’s online administration system “EquatePlus” (“EquatePlus”) in order to administer the Trust Shares in accordance with the following terms of this Section 8, and shall grant the Trustor the corresponding entry and access rights.

8.2	By first notice of acceptance via EquatePlus or via the call center operated by or on behalf of the Trustee, the Trustor agrees to communication in electronic form between the Trustee and the Trustor.

8.3	The Trustee can, within its reasonable discretion, change the functionalities or the content of the web page with EquatePlus at any time, or regulate or restrict the use of or access to such web page or individual functions thereof, as appropriate and necessary, provided that the Trustor at all times has an appropriate venue for submitting information and/or exercising his/her rights in compliance with this Agreement. If the Trustor acts in breach of such regulations or the regulations under this Agreement, the Trustee may exclude him/her temporarily or permanently from the use of the web page.

8.4	The Trustor is responsible for preventing and excluding any unauthorized use of his/her user identification and his/her password for the call center and the web page. If the Trustor
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becomes aware of any unauthorized use of his/her user identification and of his/her password, he/she must inform the Trustee accordingly, without delay.
8.5	The Trustee is not responsible for errors or damages which might arise from the use of e-mail for communication or from an unauthorized use of the Trustor’s user identification and password in breach of the provisions of this Agreement. All information provided to the Trustee in connection with use of the web page shall be recorded and stored, and kept available for checking by the Trustee’s management, auditors and by the regulatory authorities, in accordance with applicable statutory law.

8.6	The web page shall contain specific electronic functionalities designed to submit instructions, requests, authorizations, or personal details to the Trustee. This information may also be passed on through the call center provided. The transmission of instructions, requests or authorizations relating to the rights of the Trustor in accordance with the Plan and to the Trust Shares and the transmission of personal credit details (including credit card numbers), changes of address, communication in confirmation of a change of user identification and password or other time-sensitive instructions must not be sent to the Trustee via e-mail. The Trustee is not responsible for damage, destruction, loss, truncation or distortion of data in transmission, nor for the security of data transmitted by means of public telecommunications facilities.

8.7	The web page will generally be accessible through the Internet by means of publicly available web browsers and software. The Trustee does not warrant, and is not responsible, that the web page will be available at all times. During any planned or unplanned downtimes, the Trustor shall revert to the call center. The Trustee is not responsible for the installation, use, maintenance and functionality of software on the part of the Trustor.

8.8	Such web page does not represent any offer for the purchase or sale of securities and must not be regarded as providing advice in legal, tax or investment matters. The Trustee does not guarantee that any materials published on such web page by third parties are accurate, complete and up-to-date and shall not be liable for opinions and recommendations published on such web page by third parties.

8.9	The Trustor acknowledges that the information available from or through the EquatePlus web page does not represent the official record of the Trustor’s entitlements under the Plan, and that it may be subject to mistakes, misunderstandings and errors. Solely the written documentation of the Company constitutes the official record of the Trustor’s entitlements under the Plan. The Trustor acknowledges that the Trustee produces no written confirmations of aborted or recalled orders. The web page does not replace the other information obtained by the Trustor from the Company or the Trustee, and cannot be used for tax declaration purposes, in particular.

8.10	The information on the web page, including text, graphic presentation, illustrations and audio and video clips, may be protected by copyrights, proprietary rights, trademarks and/or other intellectual property rights. UBS AG, Switzerland, is the sole owner of these rights or holder of exclusive rights of use. The information contained therein may be used or printed for personal use only. The materials provided on such web page may not be used without the prior written consent of the holder of the copyright or any other protected right.

8.11	If such web page contains links to other web pages containing information on other companies, organizations or persons, the Trustor acknowledges that these other web pages cannot be influenced by the Trustee. Accordingly, the Trustee is not responsible for the information or links to be found on such pages and such information shall not be regarded as content provided by the Trustee. The Trustee provides such links only as a service and has not tested or checked the software or information to be found on such web pages. The fact that the Trustee provides a link to another web page does not mean that the Trustee has access to such pages, their content or to the participants in this other web page. Third parties not associated with the Trustee may make the links to these other web pages
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available. The Trustor acknowledges that the use of software or information from the Internet is associated with a general risk.
8.12	The Trustor acknowledges that e-mails transmitted via open installations (such as public and private data transfer networks and providers that are accessible worldwide) may be accessed by anyone. It is impossible to control the transmission route of e-mails, which are often routed through more than one country (even when the sender and recipient are located in the same country). A multitude of risks are inherent in unsecured e-mails, for example:
–	lack of confidentiality: e-mails and their attachments can be viewed without restriction and systematically monitored by unauthorized third parties, including authorities, with relatively little effort;

–	possibility to manipulate content and/or fake sender: the content of e-mails, any attachments and sender details (e-mail address) can be tampered with or falsified and their transmission can be delayed or prevented;

–	transmission errors/failures: e-mails may be altered, mutilated, misrouted, delayed or deleted due to technical failures or malfunction during transmission;

–	lack of integrity of sender: there is no way for a recipient to technically verify the integrity of an e-mail’s sender and content (manipulations and errors are not usually discovered in time);

–	viruses, Trojan horses, worms, spam, etc: considerable damage can be done to the e-mail addressee and e-mails from the Trustee can be faked as a result of such e-mail or computer ‘infections’ created, unnoticed, by third parties.
The Trustor accepts that the Trustee is not responsible for any losses arising from such risks.
9.	Personal Data Notification and Consent

The Trustor acknowledges that the Trustee will collect, process and use personal data collected or submitted in connection with this Agreement for the execution and consummation of this Agreement and also for compliance with statutory documentation and document retention purposes. The Trustor acknowledges that the Trustee may transfer such data to the Company, third party service providers pursuant to Section 5.6, other banks, or to the counterparty of any transaction in connection with this Agreement to the extent required for the consummation of this Agreement. The Trustor further acknowledges that the Trustee will provide the Company with the information necessary to monitor the Trustor’s compliance with the Plan terms, to assess the Trustor’s rights and obligations under the Plan and to comply with applicable law.

The Trustor acknowledges that the Trustee has called on the services of, or may in the future call on the services of UBS AG, Switzerland, for purposes of fulfilling the Trustee’s obligations under this Agreement, including the storage of personal data. Switzerland is not a member state of the European Economic Area. However, the EC Commission has decided on 26 July 2000 (2000/518/EC) that Switzerland provides an adequate protection of personal data as defined in EC Directive 95/46/EC on the protection of personal data.

The Trustor hereby expressly consents that the Trustee may transfer personal data to UBS AG to the extent required for any services called upon by the Trustee in connection with this Agreement which are provided by UBS AG.

Trustor acknowledges that he/she has the right to revoke this consent with respect to his/her personal data described above. Such revocation will not prevent the Trustee from any collection, processing and/or use which does not require such consent under applicable statutory law. To the extent that such revocation prevents Trustee from properly consummating this Agreement, in particular from retaining third party service providers pursuant to Section 5.6, it may terminate this Agreement for cause without observing any
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notice period. The Trustor is aware that such termination will cause the Trustor to end his/her participation in the Plan and to forfeit his/her rights to receive Matching Shares.
10.	Taxes and Levies

The Trustor is debtor of, and responsible for, all taxes and social security levies arising in connection with the Trust Shares and the amount attributable to the Trustor in the Trust Deposit Clearing Account. Payments made by the Trustee to the Trustor are subject to Section 7 and applicable tax regulations such as on tax withholdings and deductions. The Trustor is responsible for passing on to the Trustee the correct data required for the calculation and payment of taxes and levies due from the Trustor. The Trustee can not accept exemption orders (Freistellungsaufträge) of the Trustor and non-assessment notes. The Trustee does not render tax advice to the Trustor, and the Trustor has to obtain any such advice independently. Applicable statutory obligations of the Trustee to issue annual tax confirmations remain unaffected.

11.	Indemnification/Liability

11.1	At the request of the Trustee, the Trustor shall entirely indemnify the Trustee in connection with all obligations arising from the fiduciary exercise of shareholders’ rights under the Trust Shares or transfer of title of the Trust Shares by the Trustee in accordance with this Agreement, however not to the extent the Trustee has acted contrary to the instructions made by the Trustor in compliance with this Agreement. If the Trustee has already fulfilled any such obligation, then it may demand refund from the Trustor.

11.2	This indemnification also applies to any taxes and levies of any kind to be paid by the Trustee in connection with the Trust Shares and the amount attributable to the Trustor in the Trust Deposit Clearing Account.

11.3	The Trustor is aware that certain of the Trustee’s services are provided in the form of electronic communication and that the Trustee provides neither warranty nor guarantee (1) that these services will be provided without interruption and/or fault, (2) for the results arising out of the use of these services, and (3) for the execution in good time, accurateness, completeness or content of information or of transactions being provided by means of these services or in connection with the use of software by the Trustor.

11.4	Where it is not possible for one party to fulfill any contractual obligation due to reasons of force majeure, this failure to fulfill does not represent a breach of contract as long as the case of force majeure persists and the relevant party applies all necessary and reasonable efforts, including the application of alternative resources, to fulfill its contractual obligation to the greatest reasonable possible extent. The party hindered in fulfillment of its contractual obligations by an instance of force majeure must inform the other party accordingly, without delay, describing the instance of force majeure in detail.

11.5	Trustee shall be liable in damages in connection with this Agreement, whether based on contract or any other legal theory, only to the extent that the damage was caused by gross negligence or willful misconduct imputable to Trustee. In the event of death of a natural person or personal injury to the latter, Trustee shall be liable also for slight negligence (einfache Fahrlässigkeit) in accordance with statutory law. In addition, Trustee shall also be liable in accordance with statutory law for a slightly negligent violation of a fundamental duty under this Agreement, but such liability shall be limited to such damage as Trustee could have reasonably foreseen at the time of signing of the Agreement. Fundamental duties as used herein comprise all duties which must be fulfilled by Trustee in order to enable consummation of this Agreement and the achievement of its purposes and fulfillment of which the Trustor may reasonably expect in view of the content and purposes of the Agreement. Trustee’s liability shall not cover any damage caused by the loss of data to the extent the Trustor could have avoided such loss by daily, alternating back-up. Limitations on Trustee’s liability agreed in this Agreement shall apply also to the personal liability of
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Trustee’s officers, employees, subcontractors or agents (Erfüllungs- oder Verrichtungsgehilfen). Any mandatory liability under the German Product Liability Act (Produkthaftungsgesetz) and/or arising from a guarantee of properties (Beschaffenheitsgarantie) shall remain unaffected.
12.	Clarification of Risk

The Trustor confirms that he/she is aware of the risks associated with securities services and ancillary securities services and of the risk to lose the invested capital in part or in total.

13.	No Transfer of Rights

The Trustor may not transfer to any third party any individual, or all, claims and rights arising from this Agreement without the prior written approval of the Trustee.

14.	Termination of Contractual Relationships

14.1	As long as the Trust Shares are subject to a Lock-In Period in whole or in part, this Agreement may be terminated only for good cause (wichtiger Grund). If no Trust Shares are subject to a Lock-In Period anymore, each the Trustor and the Trustee may properly terminate this Agreement with one month’s written notice to the end of a month. The Trustee’s right to termination pursuant to sentence 11 of Section 9 in the case of the Trustor’s revocation of consent for use of personal data remains unaffected. The Trustor is aware that a termination of the Agreement as per sentence 1 or a termination of this Agreement by the Trustee pursuant to sentence 11 of Section 9 in the case of the Trustor’s revocation of his/her consent with respect to his/her personal data will cause the Trustor to end his/her participation in the Plan and to forfeit his/her rights to receive Matching Shares.

14.2	In any case this Agreement automatically ends without further notice with the termination of the agreement between the Company and the Trustee with respect to the administration of the Plan.

14.3	In the event of termination of this Agreement due to the termination of the agreement between the Company and the Trustee with respect to the administration of the Plan (Sec. 14.2), the Trustee shall transfer the Trust Shares and any portion of the Trust Deposit Clearing Account attributable to the Trustor, less the fees, costs and expenses provided for by this Agreement, to the collective custody account of a newly appointed service provider as notified to the Trustee by the Company on behalf of the Trustor.

14.4	Without prejudice to the reasons for termination set forth in Sec. 14.1 and Sec. 14.2, this Agreement shall also terminate automatically without further notice in the event that the Trustor leaves the Group, such automatic termination having effect (i) in the case of the Trustor’s retirement, permanent incapacity or death as of 9 months after the end of the Lock-In Period or (ii) as of 3 months after the date of the Trustor’s other departure from the Group, as addressed in Article 18 of the Plan. If the Company terminates the Plan or discontinues to retain a service provider as Plan administrator at all, this Agreement shall also terminate automatically without further notice, such automatic termination having effect three months after the announcement of the measure, as addressed in Article 18 of the Plan, without prejudice to the reasons for termination set forth in Sec. 14.1 and Sec. 14.2.

14.5	The Trustor is aware that he/she is obligated to implement a sale of the Trust Shares or a transfer of the Trust Shares to his/her personal depository account if he/she leaves the Group or in case of termination of the Plan or discontinuation of the Plan administration, as set forth in Article 18 of the Plan. If the Trustor does not implement a sale of the Trust Shares or a transfer of the Trust Shares to his/her personal depository account within the deadlines set forth in Article 18 of the Plan, the Trustee may sell all Trust Shares and transfer the sales proceeds and any portion of the Trust Deposit Clearing Account attributable to the Trustor, less the fees, costs and expenses provided for by this Agreement, to the Trustor’s salary account (as most recently known) or, if such is not possible, to an
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account designated by the Company for custody by the Company as set forth in Article 18 of the Plan.
14.6	In the event of any termination of this Agreement which is not addressed in Sections 14.2 through 14.5, in particular in an event of termination mentioned in Section 14.1, the Trustor shall notify the Trustee of his/her personal account(s) to which the Trust Shares and any portion of the Trust Deposit Clearing Account attributable to the Trustor, less the fees, costs and expenses provided for by this Agreement, shall be transferred. The Trustee shall effect such transfer without delay after receipt of this information, subject to the conditions set forth in this Agreement and the Plan. In the event that the Trustor does not inform the Trustee of his/her account details within two months of the termination, the Trustee shall be entitled to sell the respective Trust Shares and transfer the sales proceeds and any portion of the Trust Deposit Clearing Account attributable to the Trustor, less the fees, costs and expenses provided for by this Agreement, to the Trustor’s salary account (as most recently known) or, if such is not possible, to an account designated by the Company for custody by the Company corresponding with Article 18 of the Plan.

15.	Miscellaneous

15.1	The Trustor shall inform the Trustee of any changes in his/her personal data via EquatePlus or via the call center without undue delay.

15.2	Any changes and/or additions to this Agreement, including to this Section, must be in text form to be effective.

15.3	This Agreement is subject to the laws of the Federal Republic of Germany exclusively, without giving regard to its rules on conflicts of law. The exclusive place of jurisdiction for all disputes arising out of or in connection with this Agreement is Frankfurt am Main, Germany.

15.4	If any provision of this Agreement should be or become ineffective, in part or in full, this does not result in the other provisions being ineffective. The Parties agree to replace the ineffective provision with an effective provision that as closely as possible achieves the sense and purpose — particularly from an economic point of view — of the ineffective provision, or what would have been agreed if the ineffectiveness of the provision had been realized at the time of drafting. The same applies should this Agreement be found to contain any gap.

15.5	The attached Trustee’s Order Execution Policy, the Special Conditions for Dealings in Securities and the Trustee’s General Business Conditions apply as supplementary provisions. In case of a conflict, the provisions of this Agreement shall prevail. The Trustor has taken notice of the Principles for the Protection of Clients’ Interests, the General Information for Clients, and the Important Information for Plan Participants on Banking Business by way of Distance Contracts with the Trustee.
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